Exhibit 10.1

AMENDMENT OF SEVERANCE AGREEMENT

This Amendment of Severance Agreement is entered into by and between Cammie Spillyards-Schaefer (“Ms. Spillyards-Schaefer” or “Executive”) and Cracker Barrel Old Country Store, Inc. (the “Company”), on the dates set forth by their respective signatures.

WHEREAS, Ms. Spillyards-Schaefer and the Company are parties to that certain Severance Agreement dated May 25, 2018 (“Severance Agreement”), which was executed when Ms. Spillyards-Schaefer was a Vice President of the Company and was not subsequently updated when she was promoted to Senior Vice President of the Company;

WHEREAS, the parties wish to update the Severance Agreement in connection with Ms.Spillyards-Schaefer’s separation from service from the Company;

NOW, THEREFORE, in consideration of their respective concessions, releases and promises made hereunder, and intending to be legally bound, the parties hereby agree as follows:

1.	Expansion of Severance Benefits. Exhibit A of the Severance Agreement is hereby deleted in its entirety and replaced by Exhibit A to this Amendment.

2.	Revised Covenants. Section 3 of the Severance Agreement is hereby deleted in its entirety and replaced by Exhibit B to this Amendment.

Except for the foregoing amendments, nothing in this Amendment replaces or supersedes anything in the Severance Agreement, and the Severance Agreement remains in full force and effect. For the avoidance of doubt, nothing in this Amendment modifies or supersedes anything in that certain Supplemental Severance Agreement between the parties of July 17, 2023, which remains in full force and effect.

IN WITNESS WHEREOF, as evidence of their mutual agreement, Executive and the Company have caused this Agreement to be executed as of the day and year first above written.

Cracker Barrel Old Country Store, Inc.		Executive

/s/Donna Roberts		/s/Cammie Spillyards-Schaefer
Donna Roberts		Cammie Spillyards-Schaefer
SVP – Chief Human Resources Officer		Date:	10/3/2025
Date:	10/3/2025

EXHIBIT A

Section 2(c) Severance Benefits

Position	Severance Benefit

Senior Vice President	12 months’ base salary plus one additional week of severance for each year of service in excess of 15 years (not to exceed 18 months’ total severance)

For purposes of this Agreement, “year of service” means twelve (12) consecutive months of continuous full time employment (32 hours or more per week) with the Company. Breaks in service of more than 90 days are not recognized as continuous employment under this Agreement.

EXHIBIT B

Revised Section 3 to Severance Agreement

3.	Obligations of Executive. In consideration for the benefits offered to Executive under this Agreement, Executive hereby agrees to the following terms and conditions:

a.

Confidentiality. During Executive’s employment and following any termination of Executive’s employment for whatever reason, Executive shall strictly maintain the confidentiality of any and all Company marketing, financial, strategic planning, proprietary or other information which is known by her and which is not generally known to the public. Executive acknowledges that, as a result of her employment by the Company, Executive became familiar with and acquired knowledge of confidential information and certain trade secrets that are special, unique, and extraordinarily valuable assets of the Company. Executive agrees that all such confidential information and trade secrets are the property of the Company and that all confidential information and trade secrets shall be considered to be proprietary to the Company and kept as the private records of the Company and will not be divulged by Executive to any firm, individual, or institution, or otherwise used to the detriment of the Company. None of the foregoing confidentiality obligations are intended to, nor shall they, prohibit Executive from communicating with any governmental agency.

b.

Return of Company Property. Executive hereby represents and warrants that she has returned to the Company, or within five business days of the Effective Date hereof will return, all Company property in Executive ’s possession or control, including but not limited to keys, security cards and fobs, credit cards, furniture, equipment, computer hardware and software, telephone equipment, and all documents, manuals, plans, equipment, training materials, business papers, personnel files, computer files or copies of the same relating to Company business which were or are in Executive ’s possession or control.

c.

Non-Compete. For six months after the Separation Date, Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in, any business within the United States that is engaging in the multi-unit restaurant business that offers full service dining (“Restricted Business”). Executive acknowledges that during the course of her employment with the Company, as a result of her position within the Company, Executive has become familiar with the Company’s trade secrets, personnel and other confidential information concerning the Company at a very high level and that Executive ’s services have been of special, unique, and extraordinary value to the Company. Nothing herein shall prohibit Executive from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation; or (ii) becoming employed, engaged, associated or otherwise participating with a separately managed division or subsidiary of a competitive business that does not engage in the Restricted Business (provided that Executive ’s services are provided only to such division or subsidiary); or (iii) accepting employment with any federal or state government or governmental subdivision or agency.

d.

Non-Solicit. For twelve months after the Separation Date, Executive shall not directly or indirectly do or facilitate any of the following: (i) encourage, solicit, or induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) hire or pay compensation to any individual who was an employee of the Company as of the Separation Date, even if such individual resigns from the Company after the Separation Date (a “Company Employee”); or

(iii) encourage, solicit or induce any customer, supplier, licensee or other business relation of the Company to cease or materially reduce doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company, its products or its personnel). Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from employing an individual (i) with the consent of the Company or

(ii) who responds to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at a Company Employee and so long as Executive has nothing whatsoever to do with identifying, qualifying, or recruiting the individual and does not participate in the recruiting or employment process in any manner. For illustrative purposes and for the avoidance of doubt, Executive may not, directly or indirectly through another person, (i) speak with or exchange texts or emails with any Company Employee regarding a potential job opportunity outside of the Company, (ii) provide references or other information about a Company Employee to another employer with which Executive is in any way affiliated, or (iii) participate or facilitate the interviewing or assessment of a Company Employee for a position or role outside of the Company.

e.

Other Communications and Non-Disparagement. Indefinitely hereafter, Executive will not make any derogatory, unflattering or disparaging comments, verbally or in writing, about the Company or any of its current or former directors or officers to any person, or about the Company’s business, products, services, strategies, investments, capabilities or business operations generally; and (ii) Executive shall not speak with any analysts or members of the investment community (including shareholders or potential shareholders or their respective advisors) about the Company or its businesses or its executives or directors, but shall instead refer all such inquiries to the Company’s investor relations department. If asked about her separation of employment, Executive agrees that she will respond only with the statement: “We parted ways amicably. I wish everyone there the best,” or something to that effect. Notwithstanding the foregoing, nothing herein is intended to or should be construed to interfere with Executive’s (i) obligations to be truthful and accurate under oath, or (ii) Executive’s right or ability to respond to a breach by the Company of its obligations under this Agreement. Furthermore, nothing herein is intended to deter, interfere with, or discourage Executive from exercising any right to communicate truthfully and in good faith with governmental or regulatory agencies or authorities. Should any such agencies or authorities file a charge, action, complaint or lawsuit against Company based upon any of the claims released by Executive under the release attached hereto or otherwise released in connection with the termination of Executive ’s employment, Executive agrees not to seek or accept any resulting relief or other pecuniary benefit whatsoever.

f.

Reasonable Scope. Executive agrees and acknowledges that the covenants set forth in this Section 3 are reasonable in scope and duration and necessary to protect the legitimate business interests of the Company and that the promise of the compensation payable hereunder are sufficient consideration therefor. If any of the provisions of the covenants in this Section 3 is construed to be invalid or unenforceable in any respect, the same shall be modified as the court may direct in order to make such provision reasonable and enforceable, and such modification of the provision shall not affect the remainder of the provisions of the covenants, and such provision will be given the maximum possible effect and the modified Agreement will be fully enforceable.

g.

Refund of Separation Payments. Executive acknowledges that her performance of her obligations under paragraphs C, D and E of this Section 3 are of the essence of this Agreement, and that her breach of her obligations under such paragraphs would cause damages that would be difficult or impossible to calculate or prove with precision. Without prejudice to the Company’s ability to pursue equitable relief in order to prevent or stop any breach of these obligations by Executive, if the Company reasonably believes that Executive has breached any such obligations, the Company may suspend the payment of any remaining installment of any amounts paid to Executive under this Agreement and/or any supplemental severance agreement between Company and Executive (collectively, “Separation Payments”)unless and until a court or arbitrator rules otherwise. In the event a court or arbitrator rules that Executive in fact breached her obligations under paragraphs C, D or E of this Section 3, then, in addition to any damages to which the Company is adjudged to be entitled, (i) Executive shall be obliged to refund the Separation Payments to the Company (less any unpaid installments thereof); and (ii) Executive will promptly reimburse the Company for all costs and reasonable attorneys’ fees incurred by the Company in bringing the action.